Exhibit 10(a)95

                         DEFERRED COMPENSATION AGREEMENT

         THIS DEFERRED COMPENSATION AGREEMENT ("Agreement") made and entered into by and between THE SOUTHERN COMPANY (the "Company") and ALFRED W. DAHLBERG, III ("Employee").

                               W I T N E S S E T H

         WHEREAS, Employee has been employed by the Company for approximately forty-one (41) years;

         WHEREAS, Employee is a highly compensated employee of the Company and is a member of its management;

         WHEREAS, the parties have agreed that Employee's employment with the Company shall terminate on or about April 1, 2001;

         WHEREAS, the parties desire to delineate their respective rights, duties, and obligations attendant to such termination of employment, and desire to reach an accord and satisfaction of all claims arising from Employee's employment and his termination of employment, with appropriate releases; and

         WHEREAS, the Company desires to provide Employee with deferred compensation and other severance benefits for service he has provided or will provide for the Company;

         NOW, THEREFORE, in consideration of the premises, and the agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

         1. Termination of Employment. Upon Employee's execution of this Agreement, voluntary termination of employment with the Company on or about April 1, 2001 (the Employee's "Termination Date"), and effectiveness of the Release attached hereto as Exhibit 1 (such effectiveness being no earlier than the Employee's Termination Date), the Company agrees to pay to Employee or his spouse, if applicable, the amounts described in Paragraphs 3, 4, 5, 6, 8 and 9 hereof. Employee covenants and agrees that the consideration set forth in Paragraphs 2(b), 3, 4, 5, 6, 8 and 9 is in full satisfaction of all sums owed to Employee, if any, by the Company, and constitutes good and complete consideration for his Release attached hereto as Exhibit 1, those nondisclosure, non-compete and ownership obligations under Paragraph 11 hereof and all other obligations and covenants of Employee contained herein. Employee agrees that this Agreement provides him certain benefits to which he would not otherwise be entitled.

         2.       Stock Option Grant for Year 2001.

         (a) Company has granted to Employee an Award of Non-Qualified Stock Options ("Options") under The Southern Company Performance Stock Plan ("Performance Stock Plan") that when multiplied by The Southern Company's stock price at the time of grant equals or exceeds Six Million Six Hundred Forty Thousand Dollars and No Cents ($6,640,000.00).

         (b) In addition, Company has granted to Employee 350,000 Options which represents approximately thirty-three percent (33%) of Employee's outstanding and unexercised options granted prior to January 1, 2001. The amount of Options granted in accordance with the preceding sentence was based on the projected adjustment that the Company intends to make to all outstanding options on account of the anticipated spin-off of Mirant Corporation from the Southern Company. The adjustment is designed to provide option holders with a similar aggregate value in options before and after such transaction.

         (c) Options granted in accordance with 2(a) and (b) above shall be used to calculate Employee's Awards under The Southern Company Performance Dividend Plan and Supplemental Performance Dividend Payments under Paragraph 9 herein.

         3. Severance Payment to Employee. Subject to Paragraph 1, on the effective date of the Release (such effective date being no earlier than the Employee's Termination Date), the Company shall pay to Employee a lump sum amount equal to Two Hundred Thousand Dollars and No Cents ($200,000.00) for miscellaneous perquisites. In accordance with Paragraph 22, Employee shall be responsible for all state and federal income taxes and his share of FICA taxes owed on the foregoing amount, and Company shall make appropriate withholding of these amounts.

         4. Supplemental Pension Payments. Subject to the terms and conditions of this Agreement, including Paragraph 1 hereof, beginning the first day of the first month following both Employee's Termination Date and the effective date of the Release (such effective date being no earlier than the Employee's Termination Date), the Company shall pay to Employee an Employee Replacement Benefit adjusted pursuant to subparagraph 4(c) below.

                  (a) "Employee Replacement Benefit" shall mean a monthly amount equal to the difference between Employee's Monthly Retirement Benefit and the Monthly Retirement Benefit which would have been payable to Employee if:

                           (i) Employee's Accrued Retirement Income under The Southern Company Pension Plan ("Pension Plan"), SERP Benefit under The Southern Company Supplemental Executive Retirement Plan ("SERP") and Pension Benefit under The Southern Company Supplemental Benefit Plan ("Supplemental Benefit Plan") were not reduced for Early Retirement;

                           (ii) Employee's Retirement Income under the Pension Plan, SERP Benefit under the SERP and Pension Benefit under the Supplemental Benefit Plan were calculated as if:

                           (x) Employee's period of Accredited Service under the Pension Plan included an additional year and one month of Accredited Service;

                           (y) Employee's Average Monthly Earnings were determined as if Employee received Earnings through April 30, 2002, with a three percent (3%) increase (or, if greater, his actual awarded increase) in base salary for the immediately preceding year on March 1, 2001, and a three percent (3%) increase in base salary on March 1, 2002; and

                           (z) Employee received (i) an Incentive Pay Award for the 2001 Performance Period under The Southern Company Performance Pay Plan (Shareholder Approved) ("Performance Pay Plan"), or any other similar plans in which the Employee participates, equal to the greater of 150% of target as established by the Compensation and Management Succession Committee of the Board of Directors of The Southern Company ("Compensation Committee"), or the actual Awards which would have been paid to Employee under such plans if Employee had continued employment through the last day of the 2001 Performance Period and if Employee's 2001 Annual Salary was calculated taking into consideration the increase in base salary contemplated under subsection (y) immediately above, and (ii) an Incentive Pay Award for the 2002 Performance Period under the Performance Pay Plan, or any other similar plans in which the Employee participates, equal to the greater of 150% of target as established by the Compensation Committee or the actual Awards which would have been paid to Employee under such plans if Employee continued employment until, and retired on, April 30, 2002, and if Employee's 2002 Annual Salary was calculated taking into consideration the increases in base salary contemplated under subsection (y) immediately above. (b) "Monthly Retirement Benefit" shall mean the sum of the monthly amount payable to Employee as of his Termination Date under each of the Pension Plan, the SERP and the Supplemental Benefit Plan.

                  (c) The benefits provided in this Paragraph 4 and Paragraph 5 below shall be adjusted to reflect the provisional payee option selected under the Pension Plan. For purposes of calculating the Retirement Income in these Paragraphs, no limitation on benefits imposed by the Internal Revenue Code as it now exists or is hereinafter amended, or any limiting legislation, shall be taken into account. Any amounts payable in accordance with this Paragraph 4 and Paragraph 5 below shall be recalculated from time to time to reflect future increases, if any, in Retirement Income of retirees following the Employee's retirement.

         5. Minimum Pension Payments. Notwithstanding the terms of this Agreement, in no event shall the sum of the payments to Employee under the Pension Plan, the SERP, the Supplemental Benefit Plan and Paragraph 4 of this Agreement (collectively, "Pension Payments"), equal less than a single life annuity of One Million Seven Hundred Thirty-Three Thousand Dollars and No Cents ($1,733,000.00) per year ("Pension Payment Floor"), as adjusted to reflect the provisional payee option selected. Subject to Paragraph 1, if Employee's Pension Payments are less than the Pension Payment Floor, Company shall pay to Employee, commencing on the first day of the first month following both the Employee's Termination Date and the effective date of the Release (such effective date being no earlier than the Employee's Termination Date), and thereafter on the first day of each succeeding month during the lifetime of the Employee, an amount equal to the difference between the Pension Payments actually payable to Employee and the Pension Payment Floor, as adjusted pursuant to Paragraph 4(c).

         6. Payments to Provisional Payee in the Event of Employee's Death. Employee shall only be entitled to the benefit payments set forth in Paragraphs 4 and 5 above that become due and payable between the Employee's Termination Date and his death. Upon the death of Employee, the provisional payee designated by the Employee (or designated for him by default) under the Pension Plan, if living, shall be entitled to the following amounts:

                  (a) Provisional Payee Payments. Beginning on the first day of the first month following the Employee's Termination Date, the effective date of the Release and the Employee's death, the Company agrees to pay to such provisional payee (i) a monthly benefit determined pursuant to Paragraph 4 herein, and (ii) payments determined, if any, pursuant to Paragraph 5 herein. All payments to the Employee's provisional payee pursuant to this Paragraph 6(a) shall be adjusted pursuant to Paragraph 4(c).

                  (b) Provisional Payee's Death. Upon the death of such provisional payee following the death of Employee, a Lump Sum Death Benefit shall be payable to such provisional payee's heirs or assigns. For purposes of the preceding sentence, "Lump Sum Death Benefit" means the Present Value of the Employee Replacement Benefit under Paragraph 4, plus any payments under Paragraph 5 herein less the amount of the Employee Replacement Benefit and any payments under Paragraph 5 actually paid to Employee and his provisional payee. For purposes of the preceding sentence, the "Present Value" of the Employee Replacement Benefit, plus any payments under Paragraph 5, shall be calculated using seven and one-half percent (7 1/2%) interest and the 1983 Group Annuity Mortality Table with male and female rates averaged determined as of the Employee's Termination Date.

         7. Lump Sum Payments. Notwithstanding the terms of this Agreement, the Company may, in its sole discretion, at any time, pay a Lump Sum Payment to the Employee or his provisional payee, as applicable, in lieu of the benefits provided in Paragraphs 4 and 5. "Lump Sum Payment" shall mean the present value of the unpaid Employee Replacement Benefit under Paragraph 4 hereof, plus unpaid payments under Paragraph 5, if any, determined as of the date such Lump Sum Payment is paid to Employee. Present value shall be determined using seven and one-half percent (7 1/2%) interest and the 1983 Group Annuity Mortality Table with male and female rates averaged.

         8. Supplemental Incentive Pay Award. Subject to Paragraph 1, Company shall credit to Employee's Account under the Southern Company Deferred Compensation Plan ("Deferred Compensation Plan") an amount equal to the difference between the Incentive Pay Award for the 2001 Performance Period payable to Employee in accordance with the terms of The Southern Company Performance Pay Plan (Shareholder Approved) (hereinafter referred to as the "Performance Pay Plan"), or any other similar plan in which Employee participates, and the amount which would have been payable to Employee under the Performance Pay Plan if Employee had been employed through December 31, 2001 at the same rate of salary he was receiving on his Termination Date ("Supplemental Incentive Pay Award"), and such Supplemental Pay Award shall be invested pursuant to Section 6.2 of the Deferred Compensation Plan. The Company shall credit such Supplemental Incentive Pay Award to Employee's Account under the Deferred Compensation Plan for investment pursuant to Section 6.2 of the Deferred Compensation Plan on the same date Employee's 2001 Incentive Pay Award under the Performance Pay Plan is credited to Employee's Account under the Deferred Compensation Plan. In the event Employee dies prior to the date the benefit provided under this Paragraph 8 is payable, the benefit in this Paragraph shall be paid pursuant to the terms of the Performance Pay Plan. Moreover, in the event Employee dies after the date the benefit provided under this Paragraph 8 is payable but before the benefit is fully distributed under the terms of the Deferred Compensation Plan, such benefit shall be paid under the terms of the Deferred Compensation Plan.

         9. Performance Dividend Payments. Subject to Paragraph 1, Company shall pay to Employee (i) an amount equal to the Award Employee would have received under The Southern Company Performance Dividend Plan ("Performance Dividend Plan") based on its terms in effect as of the execution of this Agreement, if Employee were eligible to receive Awards under the Performance Dividend Plan for an additional Computation Period and if the Compensation Committee increased the Payout Percentage by a factor of two (2) for Employee pursuant to Section 4.1 of such Plan (i.e., total opportunity equals two times dividends) for the additional Computation Period; and (ii) amounts equal to the difference, if any, between each Award the Employee receives under the Performance Dividend Plan after his Termination Date as a retired Participant and the Award the Employee would have received under the Performance Dividend Plan based on its terms in effect as of the execution of this Agreement if the Compensation Committee increased the Payout Percentage by a factor of two (2) for Employee pursuant to
Section 4.1 of such Plan (i.e., total opportunity provided by Performance Dividend Plan and this Agreement equals two times dividends). Payments under (i) and (ii) of this Paragraph 9 are collectively referred to herein as, "Supplemental Performance Dividend Payments". Company shall pay such Supplemental Performance Dividend Payments on the date such Payments would have been made under the Performance Dividend Plan if Employee were eligible or if such amounts were payable, as applicable. In the event Employee dies prior to the date the benefits provided under this Paragraph 9 are payable, the benefits in this Paragraph shall be paid pursuant to the terms of the Performance Dividend Plan. In the event, the Company's common stock is no longer traded on a United States securities exchange, Employee shall not be entitled to a payment under this Paragraph 9 except as may be provided under the Company's change in control program as incorporated by the Performance Dividend Plan.

         10. Publicity; No Disparaging Statement. Except as otherwise provided in Paragraph 15 hereof, Employee and the Company covenant and agree that they shall not engage in any communications which shall disparage one another or interfere with their existing or prospective business relationships.

         11. Non-Disclosure, Non-Solicitation and Non-Competition Provisions.

         (a) Preamble. As a material inducement to the Company to enter into this Agreement and provide the benefits set forth in Paragraphs 2(b), 3, 4, 5, 6, 8 and 9, and its recognition of the valuable experience, knowledge and proprietary information Employee gained from his employment with the Company, Employee warrants and agrees he will abide by and adhere to the following Non-Disclosure, Non-Solicitation and Non-Competition Provisions.

         (b) Definitions. For purposes of this Paragraph 11, the following terms shall have the following meanings:

                           (i) "Confidential Information" shall mean the proprietary and confidential data or information belonging to or pertaining to the Company, or any of its affiliates other than "Trade Secrets" (as defined below), which is of tangible or intangible value to the Company, or any of its affiliates and that is not generally known to the public but is generally known only to the Company, or any of its affiliates and those of its employees, independent contractors or agents to whom such information must be confided for business purposes, regarding the products, services, contractual arrangements, customers, suppliers, and partners of the Company, or any of its affiliates gained by Employee as a result of his employment with the Company, including, but not limited to, all information known to Employee regarding any proceedings brought before the Georgia Public Service Commission during his employment with the Company. Confidential Information shall also include other items that the Company may from time to time mark or otherwise identify as confidential.

                           (ii)     "Entity" shall mean any business,
                                    individual, partnership, joint venture,
                                    agency, governmental subdivision,
                                    association, firm, corporation or other
                                    entity.

                           (iii) "Territory" shall include Georgia, Alabama, Mississippi or Florida.

                           (iv) "Trade Secrets" shall mean information of the Company or any of its affiliates which
                                    (A) derives economic value, actual or
                                    potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; it being agreed that such information includes, without limitation, non-public information related to the rate making process of the Company, or its affiliates, technical and non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers or any other information which is defined as a "trade secret" under applicable law.

                           (v) "Work Product" shall mean all tangible work product, property, data, documentation, "know-how," concepts or plans, inventions, improvements, techniques and processes relating to the Company or any of its affiliates that were conceived, discovered, created or developed by Employee pursuant to his employment with the Company.

         (c) Nondisclosure: Ownership of Proprietary Property.

                           (i) In recognition of the need of the Company to protect its legitimate business interests, Employee hereby covenants and agrees that:
                                    (a) with regard to each item constituting all or any portion of a Trade Secret at all times such information remains a "trade secret" under applicable law and (b) with regard to any Confidential Information, for a period of three (3) years following the Termination Date (hereafter the "Nondisclosure Period"), Employee shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Company and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law. Employee shall exercise all reasonable best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information of the Company known by, disclosed to or made available to Employee in connection with his employment relationship with the Company or any other past or present relationship with the Company. Employee shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Employee becomes aware. Employee shall assist the Company, to the extent necessary, in the procurement of any protection of the Company's rights to or in any of the Trade Secrets or Confidential Information.

                           (ii) All Work Product shall be owned exclusively by the Company. To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A.ss. 101 et seq., as amended), and Employee hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Employee currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, trade secrets, service marks and other intellectual property rights. Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company.

                           (iii) Employee represents and agrees that he will keep the terms and amount of this Agreement completely confidential, and except to his personal agents or to the extent required by law, he will not hereafter disclose this information concerning this Agreement to anyone, including, but not limited to, any past, present, or prospective employee or applicant for employment with the Company. Employee may only disclose to future, potential employers of Employee that he participates in a deferred compensation arrangement with the Company which imposes certain restrictions on him related to such future, potential employment. (d) No Employment. Employee agrees that he shall not hereafter seek any re-employment with the Company, its parent, its affiliates or its subsidiaries, other than Mirant Corporation

         (e) Non-Solicitation of Employees.

                  Employee agrees, during the three (3) years following the Employee's separation from employment, that he will not, either directly or indirectly, alone or in conjunction with any other person or entity, actively recruit, engage in passive hiring efforts, solicit, attempt to solicit, or induce any person who, during such three (3) year period, or within one (1) year prior to Employee's separation from employment, was an exempt employee of the Company or any of its subsidiaries, or was an officer of the Company or any of its affiliates to leave or cease such employment for any reason whatsoever or hire or engage the services of such person in any business substantially similar or competitive with that in which The Southern Company and its affiliates were engaged during the employment.

         (f)      Non-Solicitation of Customers.

                 Employee acknowledges that in the course of employment, he has learned about Company's business, services, materials, programs and products and the manner in which they are developed, marketed, serviced and provided. Employee knows and acknowledges that the Company has invested considerable time and money in developing its programs, agreements, offices, representatives, services, products and marketing techniques and that they are unique and original. Employee further acknowledges that the Company must keep secret all pertinent information divulged to Employee and Company's business concepts, ideas, programs, plans and processes, so as not to aid Company's competitors. Accordingly, Company is entitled to the following protection, which Employee agrees is reasonable:

                  Employee agrees that for a period of two (2) years following termination of employment, he will not, on his own behalf or on behalf of any person, firm, partnership, association, corporation, or other business organization, entity or enterprise, knowingly solicit, call upon, or initiate communication or contact with any person or entity or any representative of any person or entity, with whom Employee had contact during his employment, with a view toward the sale or the providing of any product, equipment or service sold or provided or under development by Company during the period of two (2) years immediately preceding the date of Employee's termination. The restrictions set forth in this section shall apply only to persons or entities with whom Employee had actual contact during the two (2) years prior to termination of employment with a view toward the sale or providing of any product, equipment or service sold or provided or under development by Company.

         (g) Non-Competition.

                  Employee and Company expressly covenant and agree that the scope, territorial, time and other restrictions contained in this Agreement constitute the most reasonable and equitable restrictions possible to protect the business interest of the Company given: (i) the business of the Company;
(ii) the competitive nature of the Company's industry; and (iii) that Employee's skills are such that he could easily find alternative, commensurate employment or consulting work in his field which would not violate any of the provisions of this Agreement. Therefore, Employee agrees to not engage within the Territory for a period of two (2) years from the date of separation from employment, other than on behalf of Mirant Corporation or an acquiror of Mirant Corporation, in any activity in which Employee has participated in or directed on behalf of the Company or any of its affiliates within the past two (2) years.

         12. Return of Materials. Upon the Employee's termination, or at any point after that time upon the specific request of the Company, Employee shall return to the Company all written or descriptive materials of any kind belonging or relating to the Company or its Affiliates, including, without limitation, any Intellectual Property, Confidential Information and Trade Secrets, in Employee's possession.

         13. Cooperation. The parties agree that as a result of Employee's duties and activities during his employment, Employee's reasonable availability may be necessary for the Company to meaningfully respond to or address actual or threatened litigation, or government inquiries or investigations, or required filings with state, federal or foreign agencies (hereinafter "Company Matters"). Upon request of the Company, and at any point following termination of employment, Employee will make himself available to the Company for reasonable periods consistent with his future employment, if any, by other Entities and will cooperate with its agents and attorneys as reasonably required by such Company matters. The Company will reimburse Employee for any reasonable out-of-pocket expenses associated with providing such cooperation.

         14. Termination with Cause. In the event of Employee's termination of employment for Cause at any time, the Employee shall forfeit the entire benefit provided in Paragraphs 2(b), 3, 4, 5, 6, 8 and 9, and the Company shall have no further obligations with respect to any amount under this Agreement. As used in this Agreement, the term "Cause" shall mean gross negligence or willful misconduct in the performance of the duties and services required in the course of employment by the Company; the final conviction of a felony or misdemeanor involving moral turpitude; the carrying out of any activity or the making of any statement which would prejudice the good name and standing of the Company, or an affiliate or subsidiary of the Company (collectively "Southern") or would bring Southern into contempt, ridicule or would reasonably shock or offend any community in which Southern is located; a material breach of the fiduciary obligations owed by an officer and an employee to Southern; or the Employee's unsatisfactory performance of the duties and services required by his or his employment.

         15. Confidentiality and Legal Process. Employee represents and agrees that he will keep the terms, amount and fact of this Agreement confidential and that he will not hereafter disclose any information concerning this Agreement to any one other than his personal agents, including, but not limited to, any past, present, or prospective employee or applicant for employment with Company. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit Employee from performing any duty or obligation that shall arise as a matter of law. Specifically, Employee shall continue to be under a duty to truthfully respond to any legal and valid subpoena or other legal process. This Agreement is not intended in any way to proscribe Employee's right and ability to provide information to any federal, state or local government in the lawful exercise of such governments' governmental functions.

         16. Successors And Assigns; Applicable Law. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs, administrators, representatives, executors, successors and assigns, and shall be binding upon and inure to the benefit of Southern, the Company and their officers, directors, employees, agents, shareholders, parent corporation and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators and each of them, and to their heirs, administrators, representatives, executors, successors and assigns. This Agreement shall be construed and interpreted in accordance with the laws of the State of Georgia, United States of America (without giving effect to principles of conflicts of laws).

         17. Complete Agreement. This Agreement shall constitute the full and complete Agreement between the parties concerning its subject matter and fully supersedes any and all other prior Agreements or understandings between the parties concerning the subject matter hereof. This Agreement shall not be modified or amended except by a written instrument signed by both Employee and an authorized representative of the Company.

         18. Severability. The unenforceability or invalidity of any particular provision of this Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable.

         19. Waiver Of Breach; Specific Performance. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach. Each of the parties to this Agreement will be entitled to enforce its or his rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its or his favor including, but not limited to, the Company's right to recover amounts paid and/or to cease making payments under Paragraphs 2(b), 3, 4, 5, 6, 8 and 9. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its or his sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

         20. Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company. Notwithstanding that Employee may be entitled to receive the value of his benefit under the terms and conditions of this Agreement, the assets from which such amount may be paid shall at all times be subject to the claims of the Company's creditors.

         21. No Effect On Other Arrangements. It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Employee may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company.

         22. Tax Withholding. There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Employee.

         23. Compensation. Any compensation contributed on behalf of Employee under this Agreement shall not be considered "compensation," as the term is defined in The Southern Company Employee Savings Plan, The Southern Company Employee Stock Ownership Plan, The Southern Company Performance Sharing Plan or The Southern Company Pension Plan. Payments under this Agreement shall not be considered wages, salaries or compensation under any other employee benefit plan.

         24. No Guarantee of Employment. No provision of this Agreement shall be construed to affect in any manner the existing rights of the Company to suspend, terminate, alter, modify, whether or not for cause, the employment relationship of Employee and the Company.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, this ___ day of ________________, 2001.

                                    "COMPANY"

                                    THE SOUTHERN COMPANY

                                    By:
                                             ----------------------------------
                                    Its:
                                             ----------------------------------

                                   "EMPLOYEE"

                                   ALFRED W. DAHLBERG, III

                                  EXHIBIT 1 to

                         Deferred Compensation Agreement
                          with ALFRED W. DAHLBERG, III

                                RELEASE AGREEMENT

         THIS RELEASE ("Release') is made and entered into by and between ALFRED
W. DAHLBERG, III ("Employee") and THE SOUTHERN COMPANY, and its successor or assigns ("Company").

         WHEREAS, Employee and Company have agreed that Employee's employment with The Southern Company shall terminate on or about April 1, 2001;

         WHEREAS, Employee and the Company have previously entered into that certain Deferred Compensation Agreement, dated _________________, 2001 ("Agreement"), that this Release is incorporated therein by reference;

         WHEREAS, Employee and Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Employee's employment, and his termination of employment, with appropriate releases, in accordance with the Agreement;

         WHEREAS, the Company desires to provide Employee with deferred compensation in accordance with the Agreement for service he has or will provide for the Company;

         NOW, THEREFORE, in consideration of the premises and the agreements of the parties set forth in this Release, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

         1. Release. Employee does hereby remise, release and forever discharge the Company and their officers, directors, employees, agents, shareholders, parent corporation and affiliates, and their respective predecessors, successors, assigns, heirs, executors and administrators (collectively, "Releasees"), of and from all manner of actions and causes of action, suits, debts, claims and demands whatsoever at law or in equity, known or unknown, actual or contingent, including, but not limited to, any claims which have been asserted, or could be asserted now or in the future, against any Releasees arising under any and all federal, state or local laws and any common law claims, and including, but not limited to, any claims Employee may have pursuant to the Age Discrimination in Employment Act and any claims to benefits under any and all offer letters, employment or separation agreements, or bonus, severance, workforce reduction, early retirement, out-placement, or other similar plans sponsored by the Company, now or hereafter recognized (collectively, "Claims"), which he ever had or now has or may in the future have, by reason of any matter, cause or thing arising out of his employment relationship and privileges, his serving as an employee of the Company or the separation from his employment relationship or affiliation as an employee of the Company as of the date of this Release against each of the Releasees. Notwithstanding the foregoing, Employee does not release any Claims under the Age Discrimination in Employment Act that may arise after his execution of this Release.

         2. No Assignment of Claim. Employee represents that he has not assigned or transferred, or purported to assign or transfer, any Claims or any portion thereof or interest therein to any party prior to the date of this Release.

         3. Deferred Compensation. In accordance with the Deferred Compensation Agreement, the Company agrees to pay the Employee or his spouse, as the case may be, the amounts provided in Paragraphs 3, 4, 5, 6, 8 and 9 of the Agreement.

         4. No Admission Of Liability. This Release shall not in any way be construed as an admission by the Company or Employee of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or himself, its or his employees or agents.

         5. Voluntary Execution. Employee warrants, represents and agrees that he has been encouraged in writing to seek advice from anyone of his choosing regarding this Release, including his attorney and accountant or tax advisor prior to his signing it; that this Release represents written notice to do so; that he has been given the opportunity and sufficient time to seek such advice; and that he fully understands the meaning and contents of this Release. he further represents and warrants that he was not coerced, threatened or otherwise forced to sign this Release, and that his signature appearing hereinafter is voluntary and genuine. EMPLOYEE UNDERSTANDS THAT HE MAY TAKE UP TO TWENTY-ONE
(21) DAYS TO CONSIDER WHETHER OR NOT HE DESIRES TO ENTER INTO THIS RELEASE.

         6. Ability to Revoke Agreement. EMPLOYEE UNDERSTANDS THAT HE MAY REVOKE THIS RELEASE BY NOTIFYING THE COMPANY IN WRITING OF SUCH REVOCATION WITHIN SEVEN
(7) DAYS OF HIS EXECUTION OF THIS RELEASE AND THAT THIS RELEASE IS NOT EFFECTIVE UNTIL THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD. HE UNDERSTANDS THAT UPON THE EXPIRATION OF SUCH SEVEN (7) DAY PERIOD THIS RELEASE WILL BE BINDING UPON HIM AND HIS HEIRS, ADMINISTRATORS, REPRESENTATIVES, EXECUTORS, SUCCESSORS AND ASSIGNS AND WILL BE IRREVOCABLE.

Acknowledged and Agreed To:
                                    "COMPANY"

                                    THE SOUTHERN COMPANY

                                    By:
                                             ----------------------------------
                                    Its:
                                             ----------------------------------

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

                                   "EMPLOYEE"

                                   ALFRED W. DAHLBERG, III

                                   --------------------------------------------
Date

WITNESSED BY:

--------------------------------------------

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Date